Exhibit 4.35

[Coat of arms of Ukraine]

Series AE	LICENSE	No. 286185

NATIONAL COMMISSION FOR THE STATE REGULATION
OFCOMMUNICATIONS AND INFORMATIZATION

Kind of telecommunication activities and area:	Construction and Maintenance of Communication Networks with Movable Facilities and Providing Services of Networks Using within Ukraine according to the License terms and conditions.

Business entity:	MTS UKRAINE PRIVATE JOINT STOCK COMPANY

Registered number according to EDRPOU:	14333937

Location of a legal entity:	15, Leiptsigska str., Kiev, 01601

Date of acceptance, No. and content of the decision about license validity date extending:

January 28, 2014 No. 53
This is to extend by 5 years the validity date of the License since December 04, 2013 of MTS Ukraine Private Joint Stock Company (15, Leiptsigska str., Kiev, 01601, EDRPOU code 14333937) Series AV, No. 546035 dated July 12, 2010.

Total validity period of the License:	Till December 03, 2018

Special conditions:

The given License entitles the Licensee to work out, construct, possess, operate cellular communication networks of general purpose NMT-450, Nordic Standard, GSM-900, PSN, DCS-1800 and to render relevant communication services.

Head of the Commission	(signature) P. Yatsuk

Official seal:

Ukraine

Kiev city

NATIONAL COMMISSION FOR THE STATE REGULATION

OF COMMUNICATIONS AND INFORMATIZATION

Registered number 37994250

February 11, 2014